Exhibit 99.1

FOR FURTHER INFORMATION:

At the Company:

Paul Mastrapa

Chief Financial Officer

(847) 229-7773

OPTION CARE ANNOUNCES THIRD QUARTER RESULTS

Revenues of $100 Million; Earnings Per Diluted Share of $0.21

Same Store Sales Increase 21%

Declares Third Quarter Dividend of $0.02 Per Share

BUFFALO GROVE, IL, November 4, 2004—Option Care, Inc. (Nasdaq: OPTN) today reported results for the third quarter and nine months ended September 30, 2004.  Revenues were $100 million for the third quarter, a 21% increase compared to revenues of $82 million for the third quarter of 2003. Same store sales growth for the home infusion and specialty pharmacy services was 15% and 25% respectively for the third quarter.  Net income for the third quarter was $4.6 million, or $0.21 per diluted share as compared to a loss of ($3.0) million, or ($0.14) per diluted share for the comparable period last year which included a $0.24 per share charge.

Consistent with the company’s dividend policy, the Board of Directors declared a dividend of $0.02 per share for the third quarter of 2004.  The dividend is payable on November 30, 2004 to shareholders of record as of November 15, 2004.

For the nine months ended September 30, 2004, revenue increased 16% to $302 million.  Year-to-date same store sales for home infusion and specialty pharmacy services have increased 11% and 20% respectively.  Net income was $13.6 million, or $0.63 per diluted share, as compared to $4.7 million, or $0.22 per diluted share, in 2003.

Raj Rai, Option Care’s chief executive officer commented, “We are very pleased with our third quarter results.  We continue to see solid revenue growth within our home infusion and specialty pharmacy services.  Our growth, coupled with our cost control efforts, has produced significant improvement in our operating results.  Last week we successfully completed a $75 million convertible note offering. The capital raised, in addition to strong internal cash flow, will provide us with the resources to fund both near and long-term growth opportunities.  In addition, our Board of Directors has increased the stock buy-back authorization to $30 million.  This will provide us with the opportunity to invest a portion of the convertible note offering in share repurchases from time-to-time.”

Rick Smith, Option Care’s president and chief operating officer commented, “We are actively seeking strategic and accretive acquisitions particularly in the areas of home infusion, including our franchised pharmacies and other independent businesses. In addition to acquisitions, we are focused on developing new manufacturer and managed care relationships for our specialty pharmacy business. We are well positioned in the marketplace with an integrated model providing pharmacy services to patients with acute and chronic conditions who require IV administered or injectible medications.  Our model offers managed care organizations and manufactures cost-effective and high quality services meeting patient needs at home, physician offices and ambulatory infusion centers.”

Commenting on the financial aspects of the quarter, Paul Mastrapa, chief financial officer, stated, “Overall gross profit for the third quarter remained relatively stable at 29.9% as compared to 30.0% for the prior year quarter.  While our revenue shifted towards lower margin specialty pharmacy revenues, which were 58% of revenues in the third quarter compared to 56% for the same quarter of the prior year, we maintained our overall margins through improved gross margins within our home infusion services which improved to 43.6% as compared to 40.2%.  Gross profit for our specialty pharmacy services declined 170 basis points to 17.5% from 19.2%.  Of this decline, 100 basis points relates to a shift in mix resulting from sales of Xolair which has a lower gross margin than our composite gross margin.  The remaining 70 basis point reduction is due to a combination of lower margins within our hemophilia and IVIG product portfolio and increased sales from our lower margin managed care specialty services.”

Mastrapa continued, “Operating expenses during the third quarter as a percentage of revenues increased to 19.8% as compared to 19.5% for the previous quarter ended June 30, 2004.  The increase was primarily attributable to professional fees resulting from compliance activities with the Sarbanes Oxley section 404 requirements.  I expect that we will continue to see these costs during the fourth quarter as we finalize our internal control evaluation and certification procedures.”

Mastrapa concluded, “Our balance sheet remains very strong with positive cash flow from operations of $8.3 million during the third quarter.  Days sales outstanding were 58 days at the end of the quarter, a decrease of 3 days from the previous quarter ended June 30, 2004.  We ended the third quarter debt free with $17.7 million of cash on-hand.  As previously announced, on November 2, 2004 we successfully completed a $75 million offering of convertible senior notes due 2024 with an interest rate of 2.25%.  These notes include a mandatory net share settlement feature that requires the principle amount of the notes to be repaid in cash.  As a result, we will include interest expense and origination fees in our financial results for the calculation of fully diluted earnings per share.  If the stock price exceeds the $18.01 conversion price of the notes, we will also include any incremental shares in our fully diluted shares outstanding.  We expect the proceeds of these notes to be used for acquisitions, share repurchases, and general corporate purposes.”

Outlook

The company estimates that earnings per diluted share will range from $0.86 to $0.87 for 2004.  These estimates exclude the impact of any future acquisitions.

Third Quarter Conference Call

The Company will be hosting a conference call today, Thursday, November 4, 2004 to review the financial results for the third quarter.  Investors and other interested parties may access the call at 9:00 a.m. Central Time by dialing in at (800) 561-2813, participant passcode 55846090.

The call will be broadcast live as well as replayed through the internet. The webcast can be accessed through a link at www.optioncare.com.  For those who cannot listen to the live broadcast, a replay will be available two hours after the call concludes at (888) 286-8010, passcode 41060736.  The playback will be available through November 12, 2004.

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors.  Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents www.streetevents.com.

About Option Care

Option Care provides various home infusion therapies and specialty injectible pharmaceuticals to patients at home and other alternate sites such as infusion suites and physician’s offices.  The company’s services and pharmaceuticals are provided nationally through its local and regional pharmacies.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Forward looking statements can be identified by the use of terms such as “anticipates,” “expects,” “believes” and other words having a similar meaning. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us, or on our behalf. These risks and uncertainties include, but are not limited to, uncertainties affecting our businesses and our franchisees relating to acquisitions and divestitures (including continuing obligations with respect to completed transactions), sales and renewals of franchises, government and regulatory policies (including federal, state and local efforts to reform the delivery of and payment for healthcare services), general economic conditions (including economic conditions affecting the healthcare industry in particular), the pricing and availability of equipment and services, technological developments and changes in the competitive environment in which we operate. These statements are based upon assumptions and, although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate.

Further Information on Option Care Can Be Found at:

www.optioncare.com

[Financial tables follow]

OPTION CARE, INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data, Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenue:
Specialty pharmacy services	$57,752	$46,047	$181,091	$151,253
Infusion and related healthcare services	39,405	33,969	111,801	101,169
Other	2,794	2,374	8,859	7,312
Total revenue	99,951	82,390	301,751	259,734

Cost of revenue:
Cost of goods sold	59,153	47,248	181,958	149,073
Cost of services provided	10,870	10,432	32,130	31,016
Total cost of revenue	70,023	57,680	214,088	180,089

Gross profit	29,928	24,710	87,663	79,645

Selling, general and administrative expenses	19,787	20,432	58,236	56,640
Provision for doubtful accounts	1,601	8,097	4,622	12,305
Depreciation and amortization	724	1,132	1,974	2,484
Total operating expenses	22,112	29,661	64,832	71,429

Operating income (loss)	7,816	(4,951)	22,831	8,216

Interest income (expense), net	54	(176)	89	(282)
Other expense, net	(154)	(16)	(233)	(107)

Income (loss) before income taxes Income tax provision (benefit)	7,716	(5,143)	22,687	7,827
	3,086	(2,114)	9,071	3,079

Net income (loss)	$4,630	$(3,029)	$13,616	$4,748

Net income (loss) per share:
Basic	$0.22	$(0.14)	$0.64	$0.23
Diluted
	$0.21	$(0.14)	$0.63	$0.22

Shares used in computing net income (loss) per common share:
Basic	21,458	20,945	21,280	20,840
Diluted	22,050	20,945	21,778	21,256

Dividends per share	$0.02	$—	$0.04	$—

OPTION CARE, INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

 (in thousands)

	(Unaudited) September 30, 2004	December 31, 2003

Assets
Current assets:
Cash and cash equivalents	$17,700	$3,961
Accounts receivable, net	62,926	62,190
Inventory	9,932	11,522
Other current assets	8,286	9,721
Total current assets	98,844	87,394

Equipment and other fixed assets, net	13,408	12,145
Goodwill, net	65,744	64,970
Other assets	1,528	2,025
Total assets	$179,524	$166,534

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$17,527	$19,940
Current portion of long-term debt	20	424
Other current liabilities	8,784	10,253
Total current liabilities	26,331	30,617

Long-term debt, excluding current portion	92	82
Other liabilities	7,858	6,815
Total liabilities	34,281	37,514

Total stockholders’ equity	145,243	129,020
Total liabilities and stockholders’ equity	$179,524	$166,534

OPTION CARE, INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(in thousands, Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2004	2003	2004	2003
Cash flows from operating activities:
Net Income (loss)	$4,630	$(3,029)	$13,616	$4,748

Non-cash expenses	2,649	10,006	8,164	16,477
Changes in assets and liabilities:
Accounts receivable	(2,541)	1,833	(3,746)	6,354
Other assets and liabilities	3,522	1,634	2,086	(4,386)
Net cash provided by operating activities	8,260	10,444	20,120	23,193

Cash flows from investing activities:
Payments for acquisitions	(2,040)	(2,500)	(3,130)	(14,336)
Net purchases of equipment	(1,549)	(1,010)	(4,137)	(3,649)
Other investing activities	(10)	—	(10)	229
Net cash used in investing activities	(3,599)	(3,510)	(7,277)	(17,756)

Cash flows from financing activities:
Net borrowings on credit agreements	—	(4,358)	—	(3,500)
Proceeds from issuance of stock	685	580	3,088	1,356
Other financing activities	(433)	83	(2,192)	(214)
Net cash provided by (used in) financingactivities	252	(3,695)	896	(2,358)
Net increase in cash and cash equivalents	4,913	3,239	13,739	3,079

Cash and cash equivalents, beginning of period	12,787	328	3,961	488
Cash and cash equivalents, end of period	$17,700	$3,567	$17,700	$3,567